EXHIBIT 23.1

CONSENT OF KPMG LLP

The Board of Directors

Plug Power Inc.:

We consent to the incorporation by reference in this registration statement on Form S-3 of Plug Power Inc. of our report dated February 6, 2004, with respect to the consolidated balance sheets of Plug Power Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Plug Power Inc., and to the references to our firm under the heading “Experts” in the registration statement on Form S-3.

Our report refers to cumulative consolidated statements of operations, stockholders’ equity, and cash flows for the period June 27, 1997 (inception) to December 31, 2003 which include amounts for the period from June 27, 1997 (inception) to December 31, 1997 and for each of the years in the three-year period ending December 31, 2000, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period June 27, 1997 through December 31, 2000 is based solely on the report of other auditors.

/s/    KPMG LLP

Albany, New York

March 26, 2004